
<ARTICLE> 5
<LEGEND>
Registrant is a limited partnership which invests in real estate, participating mortgage loans,and real estate joint ventures. In accordance with industry practice, its balance sheet is unclassified. For full information, refer to the accompanying audited financial statements.
</LEGEND>
<NAME> DEAN WITTER REALTY YIELD PLUS, LP

<CIK> 0000810116
<PERIOD-TYPE>                   12-MOS
<FISCAL-YEAR-END>                          DEC-31-1995
<PERIOD-END>                               DEC-31-1995
<CASH>                                      18,939,265
<SECURITIES>                                         0
<RECEIVABLES>                                  684,482
<ALLOWANCES>                                         0
<INVENTORY>                                          0
<CURRENT-ASSETS>                                     0
<PP&E>                                               0
<DEPRECIATION>                                       0
<TOTAL-ASSETS>                             141,753,976<F1>
<CURRENT-LIABILITIES>                                0
<BONDS>                                              0
<COMMON>                                             0
<PREFERRED-MANDATORY>                                0
<PREFERRED>                                          0
<OTHER-SE>                                  97,934,001<F2>
<TOTAL-LIABILITY-AND-EQUITY>               141,753,976<F3>
<SALES>                                              0
<TOTAL-REVENUES>                            34,399,506<F4>
<CGS>                                                0
<TOTAL-COSTS>                                        0
<OTHER-EXPENSES>                            20,329,821
<LOSS-PROVISION>                             6,931,459
<INTEREST-EXPENSE>                           5,794,644
<INCOME-PRETAX>                              1,343,582
<INCOME-TAX>                                         0
<INCOME-CONTINUING>                          1,343,582
<DISCONTINUED>                                       0
<EXTRAORDINARY>                                      0
<CHANGES>                                            0
<NET-INCOME>                                 1,343,582
<EPS-PRIMARY>                                      .17<F5>
<EPS-DILUTED>                                        0

<F1>In addition to cash and receivables, total assets include net investments in real estate of $98,516,738, net investments in participating mortgage loan of $19,974,382, net deferred expenses of $1,626,335 and other assets of $2,012,774.
<F2>Represents partners' capital.
<F3>Liabilities include mortgage notes payable of $20,003,736, minority interests of $19,566,955, and accounts payable and other liabilities of $4,249,284.
<F4>Total revenue includes rent of $27,033,215, interest on participating mortgage loan of $2,745,433, gain on sale of real estate of $3,334,036, interest on short-term investments of $496,283 and other revenue of $790,539.
<F5>Represents net income per Unit of limited partnership interest.

